Exhibit 99.1

FOR IMMEDIATE RELEASE

AEGERION PHARMACEUTICALS APPOINTS CRAIG FRASER AS CHIEF OPERATING OFFICER

Company Also Appoints Carolina Alarco to President, International

and Johanna Sealscott to Vice President, U.S. Sales

Cambridge, MA, July 30, 2014 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, today announced that Craig Fraser has been appointed as Chief Operating Officer (COO).

Prior to his appointment as COO, Mr. Fraser served as President, U.S. and International Commercial and Global Manufacturing and Supply Chain at Aegerion, leading the launch of JUXTAPID® in the U.S. Prior to joining Aegerion, Mr. Fraser held a number of commercial leadership positions at other pharmaceutical companies, most recently as Vice President, Global Disease Areas at Pfizer Inc. Prior to that, he was Vice President and Global Business Manager at Wyeth, where he led the institutional business; and Vice President, Commercial and Strategic Operations at Johnson & Johnson.

“Craig’s leadership in the launch of JUXTAPID has demonstrated his ability to build a global commercial organization, solve challenges and foster a motivated and patient-focused culture,” said Marc D. Beer, Chief Executive Officer. “I have great confidence in Craig and believe that in his new role, he will be instrumental in supporting Aegerion’s continued growth through operational excellence.”

Aegerion is also pleased to announce the appointment of Carolina Alarco to President, International and Johanna Sealscott to Vice President, U.S. Sales.

Ms. Alarco previously held the position of Vice President & General Manager, International, building Aegerion’s international team and infrastructure in markets outside the United States and European Union. Prior to Aegerion, Ms. Alarco held various positions within Genzyme Corporation, most recently as Vice-President of Commercial Operations for Latin America for the Renal & Endocrinology Business Units.

Ms. Sealscott joined Aegerion in 2013 as a Regional Sales Director for JUXTAPID. Prior to joining Aegerion, Ms. Sealscott was Senior Sales Director for Optimer Pharmaceuticals, and before that, she was Clinical Sales Director for Intuitive Surgical. Prior to Intuitive, Ms. Sealscott held various sales leadership roles within The Medicines Company.

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy, Manager, Investor & Public Relations

857-242-5024